EX-24
(Exhibit 24)	Power of Attorney

POWER OF ATTORNEY

The undersigned Directors of Financial Institutions, Inc. do hereby constitute and appoint each of Peter G. Humphrey and Ronald A. Miller their true and lawful attorneys and agents, to execute the Financial Institutions, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and any amendments thereto.

Dated: March 9, 2005	John E. Benjamin

John E. Benjamin

Dated: March 9, 2005	Barton P. Dambra

Barton P. Dambra

Dated: March 9, 2005	Samuel M. Gullo

Samuel M. Gullo

Dated: March 9, 2005	Pamela Davis Heilman

Pamela Davis Heilman

Dated: March 9, 2005	Susan R. Holliday

Susan R. Holliday

Dated: March 9, 2005	Joseph F. Hurley

Joseph F. Hurley

Dated: March 9, 2005	James E. Stitt

James E. Stitt

Dated: March 9, 2005	John R. Tyler, Jr.

John R. Tyler, Jr.

Dated: March 9, 2005	James H. Wyckoff

James H. Wyckoff

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